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                                                                   EXHIBIT 10.15

                                LICENSE AGREEMENT

      This License Agreement ("Agreement") is effective as of the Effective Date (hereinafter defined), and is by and between Somaxon Pharmaceuticals, Inc. ("Somaxon") and ProCom One, Inc. ("ProCom One").$100

                                    RECITALS

      WHEREAS, ProCom One is the owner of all right, title and interest in certain Patent Rights and Know-How (both as hereinafter defined); and

      WHEREAS, ProCom One agrees to grant, and Somaxon accepts, an exclusive, worldwide license to the Patent Rights and the Know-How to develop and commercialize the Licensed Products (hereinafter defined).

                                    AGREEMENT

      NOW, THEREFORE, for and in consideration of the above described recitals, the mutual covenants of the parties hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto, intending to be legally bound, enter into the agreements contained herein.

1. DEFINITIONS

      For purposes of this Agreement, the following terms shall have the meanings set forth below unless the context dictates otherwise.

      1.1 "Combination Product" shall mean any Licensed Product that (a) incorporates one or more active ingredients which alone would be outside the scope of a valid claim under the Patent Rights, (b) incorporates a proprietary dosage delivery system and/or (c) is sold together with one or more products for a single invoiced price. For the avoidance of doubt, the scope of the Somaxon Licenses shall extend to Combination Products.

      1.2 "Commercially Reasonable Efforts" shall mean efforts and resources normally used by a party required to use such efforts and resources for a product, proposed product or technology owned by it or to which it has rights, which is of similar commercial potential at a similar stage in its development or product life, taking into account issues of safety and efficacy; market size; competition; the proprietary position of the product, proposed product or technology; third party rights; the regulatory status of the product, proposed product or technology and other applicable regulatory considerations; reimbursement matters; actual and/or projected profitability of the product, proposed product or technology; and other relevant factors.

      1.3 "Compounds" shall mean doxepin, amitriptyline, trimipramine, trazodone and nortriptyline (as well as any respective prodrugs, hydrates, salts, esters, isomers, polymorphs or analogues thereof).

      1.4 "Effective Date" shall be August 25, 2003.

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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      1.5 "FDA" shall mean United States Food and Drug Administration of the
United States Department of Health and Human Services, its successor agencies or its foreign counterparts outside the United States.

      1.6 "Field" shall mean the prevention, treatment or control of insomnia, and any other use of the Compounds within the Ranges.

      1.7 "Improvements" shall mean any modification to a Licensed Product, including, without limitation, (i) any modification in use, manufacture, preparation, means of delivery or dosage, (ii) reformulations (including, without limitation, extended release formulations and flash dose formulations), and (iii) any modification to any compounds, metabolites, active moieties, intermediates or active ingredients, with the proviso that the composition following such modification(s) still contains at least one Compound within its Range.

      1.8 "Know-How" shall mean all trade secrets, inventions, data, processes, procedures, devices, methods, formulas, protocols, information and other know-how, whether or not patentable, in each case which are owned by or licensed to ProCom One during the Term and are necessary or useful for the commercial exploitation of: (i) the Patent Rights or any product, process, design or other matter covered by the Patent Rights; (ii) the design, development, manufacture, testing, use, or sale of the Licensed Products; or (iii) any other information relating to the Patent Rights or the Licensed Products which would be useful to Somaxon in the development of Licensed Products.

      1.9 "Licensed Products" shall mean: (i) any product the manufacture, use, sale or importation of which would infringe a valid claim under the Patent Rights but for the Somaxon Licenses contemplated hereby; and (ii) any composition containing at least one Compound within its Range, regardless of its intended use.

      1.10 "NDA" shall mean a New Drug Application filed with the FDA, as defined in the U.S. Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time.

      1.11 "NDA Acceptance" shall mean the written notice of acceptance of a NDA sent by the FDA.

      1.13 "NDA Approval" shall mean the approval, license, registration or authorization, however called, of a NDA by the FDA necessary for the marketing, use, and sale in the United States of the drug identified in the NDA.

      1.14 "Net Sales"

            A. For Licensed Products other than Combination Products, "Net Sales" shall mean the total gross amount invoiced by Somaxon, its affiliates or sublicensees from the sale of any Licensed Product to third parties less the sum of (a) [***], (b) [***], (c) [***], (d) [***], and (e) [***].

            B. In the case of the sale of a Combination Product under Section 1.1(a), (b) or (c), the Net Sales for such Combination Product, except as may be provided through the operation of Section 1.14(C) shall equal the gross amount invoiced for such Combination Product less

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                  (1) the adjustments (a)-(e) specified in Section 1.14(A)
above,

                  (2) [***]

                  (3) [***]

            C. For purposes of calculating the Royalty in Section 4.2, in no event shall the Net Sales of any single unit of any Licensed Product sold by Somaxon, its affiliate or sublicensee subsequent to the initial Licensed Product, including any Combination Product, be less than the Net Sales of a single unit of the initial Licensed Product.

            D. For the avoidance of doubt, sales of a Licensed Product by and between Somaxon and an affiliate or sublicensee are not sales to third parties and shall be excluded from Net Sales calculations for all purposes.

      1.15 "Patent Rights" shall mean: (i) U.S. Patent Nos. 5,502,047, 5,643,897, 6,211,229 and 6,344,487; (ii) all other existing patents and/or patent applications now owned, licensed or controlled by ProCom One directed to the Compounds within the Ranges; and (iii) all patent applications and patents on Improvements owned, licensed or controlled by ProCom One during the Term. The Patent Rights shall further include all divisions, provisionals, renewals, continuations, continuations-in-part, reissues, extensions or substitutions thereof and any foreign patent applications and patents corresponding thereto related to any of the foregoing.

      1.16 "Ranges" shall mean the following recited dosage range for each of the Compounds:

                  (a) Doxepin 0.5-20 mg

                  (b) Amitriptyline 0.5-20 mg

                  (c) Trimipramine 0.5-20 mg

                  (d) Trazodone 0.5-20 mg

                  (e) Nortriptyline 0.5-10 mg

      For the avoidance of doubt, "dosage" shall mean the amount of active material to be administered at a given time, irrespective of the number or type of dosage units (e.g., tablets, capsules, etc.) used in such administration.

2. GRANT OF RIGHTS

      2.1 License. During the Term, ProCom One grants to Somaxon an exclusive (even as to ProCom One), world-wide license under the Patent Rights and the Know-How to develop, make, have made, use, sell, have sold, offer for sale, import or otherwise commercialize Licensed Products and Improvements in the Field (collectively "Somaxon Licenses"). For the avoidance of doubt, the scope of the Somaxon Licenses shall extend to Combination Products.

      2.2 Right to Sublicense. Somaxon may sublicense the Somaxon Licenses to any third party, however, such sublicense(s) shall not relieve Somaxon of its obligations to ProCom One under this Agreement. Somaxon shall promptly inform ProCom One of the issuance of all such sublicenses.

      2.3 Disclosure of Know-How and Patent Rights. ProCom One shall promptly deliver to Somaxon or provide Somaxon with copies of (1) all documents, drawings, specifications, programs, devices and equipment relating to, and all other tangible manifestations of, the Know-How; and (2) all patent applications (for which US patents have not issued) included in the Patent Rights.

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      2.4 Improvements. ProCom One shall promptly disclose and communicate to
Somaxon any Improvements discovered, invented, originated, made, conceived or acquired by ProCom One after the Effective Date (collectively "ProCom One Improvements") and all such ProCom One Improvements shall automatically be included within the scope of the Know-How and Patent Rights and each party's rights to such ProCom One Improvements shall be governed in accordance with the terms of this Agreement. Each party to this Agreement shall take Commercially Reasonable Efforts to protect and ensure the secrecy, confidentiality and value of all Improvements, excluding any portion of the Improvements that shall have become generally known to the public (other than as a result of the improper disclosure thereof by such party). Nothing in this Agreement imposes any duty or obligation on either party to acquire, discover, invent, originate or develop any Improvement.

      2.5 Additional Patents. Consistent with clause (iii) of the definition of Patent Rights, if, during the term of this Agreement, ProCom One obtains the rights to any patents or patent applications, the claims of which cover any Improvements, such patents and patent applications shall be automatically, without any further action of the parties, be included in the licensed Patent Rights. ProCom One shall provide reasonably prompt notice to Somaxon of any prospective patentable rights and shall consult with Somaxon concerning ProCom One's plans for the prosecution of the related patent rights. Furthermore, ProCom One shall provide Somaxon with a reasonable period of time to comment on any related patent application prior to the filing of such patent application and shall use Commercially Reasonable Efforts to accommodate any comments and other suggestions from Somaxon with respect to the patent application and patent prosecution strategy.

      2.6 Intellectual Property Rights beyond Somaxon Licenses.

            2.6.1 Somaxon will have the right of first negotiation to acquire rights under any intellectual property rights developed by Dr. Kavey and/or ProCom One beyond the Somaxon Licenses which do not constitute ProCom One Improvements. ProCom One will promptly provide notice to Somaxon of such developments and Somaxon will have the right of first negotiation to acquire rights thereunder during a period of ninety (90) days following its receipt of such notice. In the event the parties fail to come to terms with respect to any such additional intellectual property rights, ProCom One shall have the right to enter into a transaction with any third party with respect to the specific intellectual property rights it had offered to Somaxon on terms that are more favorable to ProCom One than those last offered by Somaxon to ProCom One in connection with the parties' negotiations.

            2.6.2 In order to facilitate verification by Somaxon that the terms of any third party transaction are in fact more favorable to ProCom One than those last offered to ProCom One by Somaxon in connection with the parties' negotiations under Section 2.6.1 above, prior to entering into any definitive agreement with a third party concerning any matter that is subject to the foregoing right of first negotiation, ProCom One shall provide Somaxon with a true, accurate and complete copy of the proposed definitive agreement certified as such by an officer of ProCom One and shall thereafter provide to Somaxon a copy of any amendments to the definitive agreement affecting the economic and other materials terms thereof. The terms of any such definitive agreement and amendments shall be deemed to be confidential information for purposes of
Section 6 below, provided that Somaxon may submit such agreement and amendments to the arbitrator in the event of any dispute under Section 10 below.

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3. COMMERCIALIZATION

      3.1 Development. Somaxon shall use Commercially Reasonable Efforts to: (i) develop at least one Licensed Product, (ii) obtain regulatory approval of the initial Licensed Product and, (iii) subject to applicable regulatory and marketing approval, commercialize such Licensed Product. In furtherance of such development, Somaxon shall consult with ProCom One with respect to development plans, timelines and budgets and generally keep ProCom One informed of material progress and delays, if any, in the development through the periodic meetings of Somaxon's Board of Directors (to which ProCom One is entitled to appoint a designee as set forth in Section 3.5 below) and Somaxon's Scientific Advisory Board (on which Dr. Kavey is expected to serve pursuant to his consulting agreement with Somaxon). In the event that any dispute between the parties arises related to Somaxon's compliance with the diligence requirements of this Agreement, the parties shall resolve such dispute in accordance with Section 10.

      3.2 Clinical Trials. Somaxon shall be responsible for conducting all clinical trials and for all regulatory filings and interactions with clinical trial sites and any regulatory authorities, including without limitation pharmacovigilance. Somaxon shall actively consult with Dr. Kavey on the design and implementation of the clinical trials.

      3.3 Commercialization. Somaxon shall be solely responsible for the commercial development, marketing, promotion, manufacture, sale and distribution of the Licensed Products.

      3.4 Consulting Agreements. Contemporaneously with this Agreement, Dr. Neil Kavey and Terry Cobb have each entered into a consulting agreement with Somaxon concerning services to Somaxon's development projects and such other matters as may be reasonably requested by Somaxon, including, in the case of Dr. Kavey, serving as a member of Somaxon's Scientific Advisory Board.

      3.5 Seat on Somaxon's Board of Directors. During the Term, ProCom One may appoint one designee to Somaxon's Board of Directors, which designee must be reasonably acceptable to Somaxon at the time of appointment to Somaxon's Board of Directors.

4. PAYMENTS

      4.1 Milestone Payments. In consideration of the license granted hereunder and subject to the conditions stated herein, Somaxon agrees to pay ProCom One the following:

            4.1.1 Four Hundred Thousand US Dollars ($400,000) on the earlier of:
(i) thirty (30) days after the Effective Date; or (ii) August 31, 2003. The milestone payment pursuant to this Section 4.1.1 shall be non-refundable.

            4.1.2 Five Hundred Thousand US Dollars ($500,000) upon completion of a Phase II clinical study of the initial Licensed Product.

            4.1.3 [***] on the earlier of: (i) [***].

            4.1.4 [***] on [***].



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      For the avoidance of doubt, the payments under Section 4.1 shall not be made more than once even if Somaxon develops, markets, sells, or otherwise commercializes additional Licensed Products after the initial Licensed Product.

      4.2 Royalty. During the Term, Somaxon shall pay to ProCom One a [***] royalty ("Royalty") on worldwide Net Sales of Licensed Products.

      4.3 Royalty Payment and Reports. Within thirty (30) days after the end of each calendar quarter, Somaxon shall submit to ProCom One a written report setting forth for such preceding calendar quarter, the Net Sales and the calculation of the Royalty payable to ProCom One pursuant to Section 4.3. Such royalty report shall be accompanied by the total Royalty due to ProCom One. All payments shall be made in U.S. Dollars.

      4.4 Record keeping by Somaxon. Somaxon shall keep accurate books of accounts of record in connection with the manufacture, use and sale of Licensed Products to permit verification of Royalty payments required hereunder. Such records shall be maintained for a period of at least three (3) years from the date on which they were generated.

      4.5 Audit by ProCom One. ProCom One shall have the right, at its own expense, to access books and records of Somaxon as may be reasonably necessary to verify the accuracy of the reports and payments made hereunder. Such access shall be conducted upon reasonable written notice to Somaxon and during normal business hours. Such access shall not be more frequent than once per calendar year. Upon Somaxon's written request, ProCom One shall require the auditing party to sign a confidentiality agreement for the benefit of Somaxon. The results of such audit shall be made available to Somaxon. If any audit discloses that the payments by Somaxon to ProCom One are incorrect in either Somaxon's or ProCom One's favor, then the other party shall pay any amount due to the other party within ten (10) days after receipt of the necessary documentation of the amount owed. If ProCom One's audit demonstrates an underpayment of more than five percent (5%) for the payment due to ProCom One during any individual calendar quarter, Somaxon shall be liable for ProCom One's cost of the audit that discovered such underpayment. Otherwise, the parties shall bear their own costs of such audits.

      4.6 Withholding Taxes. Each party shall be responsible for the payment of taxes attributed to its share of Net Sales. Where required to do so by applicable law, rule or order of a governmental body, Somaxon shall withhold taxes required to be paid to a taxing authority in connection with any payments to ProCom One hereunder, and, upon request of ProCom One, Somaxon shall furnish ProCom One with satisfactory evidence of such withholding and payment. Somaxon shall cooperate with ProCom One in obtaining exemption from withholding taxes where available under applicable law.

      4.7 Equity.

            4.7.1 Subject to Section 7.4 below, in further consideration for the Somaxon Licenses, Somaxon shall issue to ProCom One or to Neil B. Kavey and Terry Cobb, as ProCom One's designees, shares of common stock in Somaxon (the "Shares") equal to an aggregate of [***] of all outstanding capital stock of Somaxon at the time of the first initial round of financing with gross proceeds to Somaxon of at least One Million US Dollars ($1,000,000) ("Qualified Financing").



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            4.7.2 The share certificate evidencing the Shares shall be endorsed with customary legends and the issuance of the Shares shall be subject to applicable federal and state securities laws and the Company's bylaws and other organizational documents. In addition to the matters set forth in Section 7.4, ProCom One or its designees, as applicable, shall make such additional representations as may be reasonably requested by Somaxon at the time of the issuance of the Shares.

            4.7.3 In connection with the issuance of the Shares, ProCom One or its designees, as applicable, shall be granted a right of first refusal to acquire ProCom One's pro rata share of any future securities issued by Somaxon in private placement transactions on the same terms granted to the investors in the Qualified Financing, subject to customary exceptions as may be specified in the definitive documentation for the Qualified Financing. Such pro rata share shall be equal to that number or amount of securities to be sold by Somaxon to ProCom One or its designees multiplied by a fraction, the numerator of which shall be the number of shares of common stock owned by ProCom One or its designees and the denominator of which shall be the total number of shares of the Company's common stock deemed to be outstanding assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options and warrants.

5. PATENT RIGHTS

      5.1 Patent Prosecution and Maintenance. Except to the extent otherwise agreed by the parties, ProCom One shall be responsible for the preparation, filing, prosecution and maintenance of the Patent Rights, including all payment obligations. Somaxon shall be responsible for and shall reimburse ProCom One for any and all such expenses occurred by ProCom One, with the prior written consent of Somaxon, in the territories other than the U.S. During the Term, ProCom One shall not surrender any of the Patent Rights subsisting as of the Effective Date in any country in the world. Within thirty (30) days of the Effective Date, ProCom One shall provide to Somaxon a schedule setting forth the timing of all maintenance fees and other material prosecution and maintenance activities scheduled with respect to the Patent Rights. ProCom One shall update such schedule by written notice to Somaxon from time to time as ProCom One makes any required maintenance payments and as any new information relating to the preparation, filing, prosecution or maintenance of the Patent Rights comes to its attention. In the event ProCom One fails to make any required payments or take any action required for the proper preparation, filing, prosecution or maintenance of the Patent Rights, Somaxon shall have the right to make any such required payments or take any such required action and all such payments and related out-of-pockets expenses shall be offset against and reduce any milestone and Royalty payments otherwise due from Somaxon to ProCom One pursuant to
Section 4 above.

      5.2 Patent Enforcement.

            5.2.1 If either party should become aware of any infringement or misappropriation or threatened infringement or misappropriation of the Patent Rights, it shall promptly notify the other party in writing and provide any information available to that party relating to such alleged infringement or misappropriation.

            5.2.2 Somaxon shall have the primary right, but not the obligation, to take action in its own name and its expense to secure the cessation of any infringement or misappropriation or to institute, prosecute and control legal proceedings to prevent or restrain such infringement or misappropriation concerning the Patent Rights in the Field. ProCom One agrees to assist Somaxon, at Somaxon's expense, in the prosecution of any action or legal

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proceedings related to infringement or misappropriation of the Patent Rights in the Field. If requested by Somaxon, ProCom One agrees to join any action or legal proceeding to enforce the Patent Rights in the Field against any third party. If Somaxon takes action or prosecutes legal proceedings relating to the infringement or misappropriation of the Patent Rights in the Field, after payment of ProCom One's out-of-pocket costs and Royalty due to ProCom One on any award of lost profits, all other damages and costs recovered in any action or proceedings or by way of settlement shall belong to Somaxon.

            5.2.3 In the event that Somaxon takes no action within six (6) months of notice of any such infringement or misappropriation, ProCom One shall have the right, but not the obligation, to take action in its own name and its expense to secure the cessation of any such infringement or misappropriation or to institute, prosecute and control legal proceedings to prevent or restrain such infringement or misappropriation concerning the Patent Rights in the field. If requested by ProCom One, Somaxon agrees to join any action or legal proceeding to enforce the Patent Rights in the Field against any third party. If ProCom One takes action or prosecutes legal proceedings relating to the infringement or misappropriation of the Patent Rights in the Field, after payment of Somaxon's out-of-pocket costs, all other damages and costs recovered in any action or proceedings or by way of settlement shall belong to ProCom One.

      5.3 Infringement Action by a Third Party. In the event of the institution of any suit by a third party against Somaxon for patent infringement arising from the manufacture, use, sale, distribution or marketing of any Licensed Product, Somaxon shall promptly notify ProCom One in writing of such suit. Somaxon shall have the sole right to defend such suit at its own cost and expense, and ProCom One shall, at Somaxon's expense, assist and cooperate with Somaxon in the defense of such suit. If a judgment is rendered against Somaxon in such suit and Somaxon is required to pay any monies or royalty for past or future use ("Third Party Expense") based solely upon use of the Compounds both
(i) in the Field, and (ii) within the Ranges, Somaxon may deduct the Third Party Expense (and its cost of defense of such action) from its future royalty payment obligations to ProCom One pursuant to Section 4.3 [***].

6. CONFIDENTIAL INFORMATION

      6.1 Non-disclosure Obligation. Each of ProCom One and Somaxon shall use any information received by it from the other party in connection with this Agreement only in accordance with the terms of this Agreement and shall not disclose such information to any third party, without the prior written consent of the other party. These obligations shall survive the expiration or termination of this Agreement for a period of three (3) years. These obligations shall not apply to information that:

            6.1.1 is known by the receiving party, as evidenced by its records, at the time of receipt and not through a prior disclosure by the disclosing party;

            6.1.2 is at the time of disclosure or thereafter becomes published or otherwise part of the public domain through no breach of this Agreement by the receiving party;

            6.1.3 is subsequently disclosed to the receiving party as evidenced by its records, by a third party having the right to make such a disclosure;

            6.1.4 is developed by the receiving party as evidenced by its records independently of information received by it from the disclosing party hereunder;



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            6.1.5 is disclosed to any regulatory authority in order to obtain approval to market the Licensed Products, but such disclosure may be made only to the extent necessary to obtain such approval; or

            6.1.6 is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by a party, provided that notice is promptly given to the other party in order to provide it an opportunity to seek a protective order or the like with respect to such information.

      6.2 Permitted Disclosure. Information provided under this Agreement may be disclosed to employees, agents, consultants, or suppliers of the receiving party, but only to the extent required to accomplish the purposes of this Agreement.

      6.3 Publicity. Except as required by law, regulation or court order, all publicity, press releases and other announcements relating to the terms of this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the written approval of, both parties.

7. REPRESENTATIONS AND WARRANTIES AND COVENANTS

      7.1 Corporate Existence and Power. As of the Effective Date, each party represents and warrants to the other that it (1) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and (2) has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and is contemplated in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.

      7.2 Authority. As of the Effective Date, each party represents and warrants to the other that it (1) has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder;
(2) has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (3) this Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid and binding obligation of such party and is enforceable against it in accordance with its terms; and
(4) all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with entry into this Agreement have been obtained.

      7.3 Intellectual Property.

            7.3.1 As of the Effective Date, ProCom One represents and warrants to Somaxon that it is not aware of any pending or threatened litigation (and has not received any communication relating thereto) which alleges that the practice of a method claimed in any of U.S. Patent Nos. 5,502,047, 5,643,897, 6,211,229 and 6,344,487 infringes the intellectual property rights of any third party.

            7.3.2 ProCom One represents and warrants that to the best of ProCom One's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Patent Rights or Know-How by any third party.

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            7.3.3 ProCom One represents and warrants that no present or former collaborator, partner, employee or consultant of ProCom One or Dr. Neil B. Kavey owns or has any proprietary, financial or other interest, direct or indirect, in the Patent Rights or Know-How, and no third party's confidential information is included in the Patent Rights or Know-How.

            7.3.4 ProCom One agrees not to disclose to Somaxon, or use in connection with ProCom One's efforts for Somaxon, any confidential or proprietary information belonging to any third party.

      7.4 Shares. In connection with the issuance of the Shares, ProCom One represents and covenants to Somaxon the following:

            7.4.1 The Shares to be received by ProCom One will be acquired for investment for ProCom One's own account and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

            7.4.2 ProCom One has received or has had full access to all the information ProCom One considers necessary or appropriate to make an informed investment decision with respect to the Shares.

            7.4.3 ProCom One understands that the ownership of the Shares involves substantial risk. ProCom One: (i) has experience as an investor in securities of companies in the development stage and acknowledges that ProCom One is able to fend for itself, can bear the economic risk of ProCom One's investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Shares and protecting its investment; and/or (ii) has a preexisting business relationship with Somaxon and certain of its officers, directors or controlling persons of a nature and duration that enables ProCom One to be aware of the character, business acumen and financial circumstances of such persons.

            7.4.4 ProCom One is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act. Information with respect to qualifying as an "accredited investor" is set forth in Annex I hereto.

            7.4.5 ProCom One understands that the Shares are characterized as "restricted securities" under the Securities Act, in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. ProCom One represents that it is familiar with Rule 144 of the Securities and Exchange Commission and understands the resale limitations imposed thereby and by the Securities Act. ProCom One understands that Somaxon is under no obligation to register any of the securities sold hereunder.

            7.4.6 ProCom One hereby agrees, if so requested by the managing underwriters or Somaxon in connection with the initial public offering of Somaxon's common stock, that, without the prior written consent of such managing underwriters, ProCom One will enter into a "lock-up" agreement providing that ProCom One will not offer, sell, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of, assign any legal or beneficial interest in or make a distribution of any capital stock of Somaxon held by or on behalf of ProCom One or beneficially owned by ProCom One in accordance with the rules and regulations of the Securities and Exchange Commission for a period of up to one hundred eighty (180) days after the date of the final prospectus relating to Somaxon's initial public offering.

      7.5 Kavey Agreement. ProCom One shall not, without Somaxon's prior written consent, amend, modify, waive any rights with respect to, or terminate that certain Agreement for Assignment of Inventions and Covenant Against Disclosure dated June 27, 2003 between ProCom One and Neil B. Kavey, M.D.

8. INDEMNIFICATION

      8.1 Indemnification by ProCom One. ProCom One shall indemnify, defend and hold harmless Somaxon and its affiliates and each of their respective employees, officers, directors and agents from and against any and all liability, loss, damage, cost and expense (including reasonable attorney's fees) resulting from or in connection with the breach by ProCom One of any representation or warranty or any of its obligations under this Agreement.

      8.2 Indemnification by Somaxon. Somaxon shall indemnify, defend and hold harmless ProCom One and its affiliates and each of their respective employees, officers, directors and agents from and against any and all liability, loss, damage, cost and expense (including reasonable attorney's fees) resulting from or in connection with (i) the breach by Somaxon of any representation or warranty or any of its obligations under this Agreement or (ii) claims, settlements, suits, actions, demands, or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) by any third party concerning any product that is made, used, marketed or sold by Somaxon or its affiliates or sublicensees, including Licensed Products, provided, however, that such indemnification right shall not apply to any liability, damage, loss, or expense to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of a party seeking indemnification under this Section 8.2.

9. TERM AND TERMINATION

      9.1 Term. The term of this Agreement shall begin upon the Effective Date, and unless sooner terminated as hereinafter provided, shall continue in full force and effect until expiration of the last to expire patent within the Patent Rights ("Term").

      9.2 Termination by Somaxon. Somaxon may terminate this Agreement at any time by giving thirty (30) days written notice of its intention to terminate to ProCom One if Somaxon has the good faith belief that the use of any Licensed Product poses an unacceptable safety risk or if, in Somaxon's reasonable opinion, the Licensed Product fails to achieve a satisfactory level of efficacy.

      9.3 Termination for Cause. Either party may terminate this Agreement upon thirty (30) days prior written notice provided to the other at any time during the term of this Agreement upon the occurrence of one or more of the following:

            9.3.1 if the other party commits a material breach of any of its obligations under this Agreement and fails to remedy the breach within ninety
(90) days after receiving written notice of such breach from the other party; however, if the breach cannot reasonably be cured within the ninety (90) day period, this Agreement may only be terminated if the party in default fails to properly commence and thereafter uses Commercially Reasonable Efforts to prosecute actions to cure such breach; or

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            9.3.2 upon the filing and institution of bankruptcy, reorganization, liquidation, or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party, or in the event a receiver or custodian is appointed for such party's business, or if a substantial portion of such party's business is subject to attachment or similar process, provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof.

      9.4 Procedure upon Termination. Upon the termination of the Agreement by Somaxon pursuant to Section 9.2 or by ProCom One pursuant to Section 9.3, Somaxon shall assign to ProCom One all information and data developed or acquired by Somaxon, including all data and other information from clinical trials, relating to the Licensed Products which ProCom One shall be free to use and disclose without further obligation to Somaxon. Upon the expiration of this Agreement or any termination of this Agreement by Somaxon pursuant to Section 9.3, Somaxon shall have a paid-up, perpetual, exclusive license to use the Know-How with regard to the Licensed Products in the Field with no obligation of accounting or otherwise to ProCom One and ProCom One shall have no right to receive or use any information developed or acquired by Somaxon, including all data and other information from clinical trials, relating to the Licensed Products. Furthermore, such termination shall not relieve either party of any obligations which have accrued prior to the effective date of such termination.

      9.5 Survival. Except as expressly provided herein, Sections 6, 8, 9.4, 9.5, 10 and 11 shall survive any expiration or early termination of this Agreement, as well as any other provisions which by their nature are intended to survive expiration or early termination.

10. DISPUTE RESOLUTION

      10.1 Informal Resolution. In the event of any dispute relating to this Agreement, prior to instituting any arbitration on account of such dispute, the parties shall attempt in good faith to settle such dispute first by negotiation and consultation between themselves, including referral of such dispute to the Chief Executive Officer of Somaxon and the Chief Executive Officer of ProCom One. In the event said executives are unable to resolve such dispute or agree upon a mechanism to resolve such dispute within thirty (30) days of the first written request for dispute resolution under this Section 10.1, then the parties shall resolve all such disputes in accordance with Section 10.2.

      10.2 Arbitration.

            10.2.1 Subject to Section 10.1, any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, or alleged breach of this Agreement which has not been resolved by good faith negotiations between the parties shall be submitted to binding arbitration by Judicial Arbitration & Mediation Services, Inc./Endispute ("J.A.M.S.") or a similar private judging service employing retired judges agreed to by the parties.

            10.2.2 The parties may agree on a retired judge from the J.A.M.S. panel or the panel of any alternate private judging service agreed upon by the parties. If the parties are unable to agree, J.A.M.S. or the alternative service shall be requested to provide a list of three available judges and each party may strike one. The remaining judge will serve as the arbitrator.

            10.2.3 Either party may initiate the arbitration by sending written notice of such submission by registered or certified mail to the other party and to J.A.M.S. or the alternative service describing the dispute, the amount involved and the remedy sought. The arbitrator will schedule a pre-hearing conference to reach agreement on procedural matters and discovery, arrange for the exchange of information, obtain stipulations, and attempt to narrow the issues. The arbitrator's decision shall comply with applicable rules of law.

            10.2.4 The decision of the arbitrator will be final and may be entered in any court of competent jurisdiction. The prevailing party shall be entitled to recover its reasonable attorneys' fees and costs, including, without limitation, expert witness fees and costs, as determined by the arbitrator, as applicable. Under no circumstances may the arbitrator award any punitive damages.

      10.3 Governing Law. This Agreement shall be governed by the laws of the State of California, excluding that body of law known as conflicts of law.

11. MISCELLANEOUS

      11.1 Interpretation. All titles and captions in this Agreement are for convenience only and shall not be interpreted as having any substantive meaning. All words used in this Agreement, regardless of the gender in which they are used, shall be construed to include any other gender, as the context or sense may require. Words in the singular number shall include the plural and vice versa, as the context or sense may require

      11.2 Unenforceability. Both parties hereby expressly state that it is the intention of neither party to violate any rule, law or regulation. If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the parties.

      11.3 No Waiver. The failure by either party to take any action or assert any right hereunder shall in no way be construed to be a waiver of such right, nor in any way be deemed to affect the validity of this Agreement or any part hereof, or the right of a party to thereafter enforce each and every provision of this Agreement.

      11.4 Drafting. This Agreement shall not be construed more strictly against one party than the other because it may have been drafted by one of the parties or its counsel, each party having contributed through its counsel substantially and materially to the negotiation and drafting thereof.

      11.5 Assignment. This Agreement and the parties' rights and obligations hereunder shall not be assignable except with the prior written consent of the other party; except that (i) Somaxon shall have the right to assign this Agreements and/or its rights and obligations hereunder to any of its affiliates, successors in interest or acquirers of all or substantially all of its assets relating to the Licensed Products, and (ii) with Somaxon's prior written consent, ProCom One shall have the right to assign this Agreement and/or its rights and obligations hereunder to any of its affiliates, successors in interest or acquirers of all or substantially all of its assets.

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      11.6 Notices. Every notice, demand, consent, request, approval, report, offer, acceptance, certificate, or other communication which may be, or is required to be, given or delivered under or with respect to this Agreement or by applicable law or statute shall be in writing and sent postage prepaid by United States registered or certified mail, return receipt requested, and directed to the other party at its address set forth below, or at such other address within the continental United States as any party may hereafter designate by similar notice to the other.

      For ProCom One:

      President and Chief Executive Officer
      ProCom One, Inc.
      c/o Key Concepts
      13880 Perdido Key, Florida 32507
      Telephone: (512) 970-4571
      Fax:

      For Somaxon:

      President and Chief Executive Officer
      Somaxon Pharmaceuticals, Inc.
      c/o Latham & Watkins LLP
      12636 High Bluff Drive, Suite 300
      San Diego, California 92130-2071
      Attn: Scott N. Wolfe, Esq. and Cheston J. Larson, Esq.
      Telephone: (858) 523-5400
      Fax: (858) 523-5450

      11.7 Entire Agreement. This Agreement contains the entire understanding between the parties relating to the subject matter hereof and supercedes any and all prior agreements, understandings and arrangements, whether written or oral, between the parties. No amendments, changes, modifications or alterations of the terms and conditions of this Agreement shall be binding upon either party hereto unless in writing and signed by both parties.

      11.8 Counterparts. This Agreement may be executed in counterparts and each such counterpart shall be deemed an original hereof.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                           ProCom One, Inc.

                                           By: /s/ Terry Cobb
                                              ---------------------------------
                                               Name:  Terry Cobb
                                               Title:

                                               Agreed: /s/ Neil Kavey
                                                       -------------------------
                                                       Neil Kavey, MD

                                           Somaxon Pharmaceuticals, Inc.

                                           By: /s/ Kenneth Cohen
                                               ---------------------------------
                                               Name: Kenneth Cohen
                                               Title: President and Chief
                                                      Executive Officer

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                                     ANNEX I

           INFORMATION REGARDING QUALIFYING AS AN ACCREDITED INVESTOR

      The issuance of the Shares will be structured as a private placement in accordance with Regulation D promulgated under the Securities Act. To comply with the requirements of Regulation D, Somaxon must be an "accredited investor" (as defined in Rule 501(a) promulgated under the Securities Act).

      An "accredited investor" is defined in Rule 501(a) as, among other things:

      (1) Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Series D Preferred Stock, with total assets in excess of $5,000,000;

      (2) Any director or executive officer of Somaxon (or any subsidiary of Somaxon);

      (3) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds $1,000,000;

      (4) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

      (5) Any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a person with such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment; or

      (6) Any entity in which all of the equity owners are accredited investors.